UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   du Pont, Edward B.
   Community Services Building
   100 West 10th Street
   Suite 1109
   Wilmington, DE  19898
2. Issuer Name and Ticker or Trading Symbol
   E. I. du Pont de Nemours and Company
   DD
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   02/28/2002
5. If Amendment, Date of Original (Month/Year)
   03/08/02
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common Stock               |      |    |V|                  |   |           |1,467,882          |D     |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |      |    |V|                  |   |           |422**              |I     |(1)                        |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |      |    |V|                  |   |           |4,698 (2)          |I     |Owned by wife              |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Stock Options (right t|42.50   |02/06|A   |V|5,700 -    |A,D|*    |02/05|Common Stock|5,700  |-      |5,700       |D  |            |
o buy) NQOs           |        |/02  |    | |           |   |     |/12  |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1) Shares held by Wilmington Trust Company, Wilmington, Delaware, for benefit of reporting person.
(2) Reporting person disclaims beneficial ownership of these securities.
*Options exercisable in three substantially equal annual installments beginning 02/06/03, provided the 120% stock price hurdle is met; option shares may be used to satisfy withholding
taxes.
**Amendment filed to correct typographical error. Original report reflected a figure of 442 rather than the correct figure of 422.
SIGNATURE OF REPORTING PERSON
/s/ Edward B. duPont  by Mary E. Bowler
DATE
03/18/02